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                                                                    EXHIBIT 10.7



                              EMPLOYMENT AGREEMENT


        Employment Agreement, dated as of June 30, 2000 (this "Agreement"), by and between James S. Robertson (the "Executive") and Mobile Storage Group, Inc., a California corporation (the "Company").

        WHEREAS, this Agreement is required to be executed and delivered by the Executive to the Company pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, dated as of April 3, 2000, by and among Windward Capital Partners II, L.P., Windward Capital II LP, LLC, Windward/MSG Co-Invest, LLC, Windward Acquisition/MS, LLC (collectively, the "Windward Entities"), the Company and certain shareholders of Company (the "Merger Agreement"), and the Windward Entities would not consummate the transactions contemplated by the Merger Agreement without the execution and delivery of this Agreement since Windward and the Company view the Executive as a key person with respect to the future operation of the business of the Company; and

        WHEREAS, the Company desires the Executive to serve as its Senior Vice President, and the Executive desires to serve as the Senior Vice President of the Company for the term and upon the other conditions hereinafter set forth;

        NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Executive and the Company hereby agree as follows:

                                    ARTICLE 1
                                   Employment

        Section 1.1. Position; Term; Condition Precedent; Responsibilities. The Company shall employ the Executive as its Senior Vice President for a term commencing on the date of closing of the Merger (the "Commencement Date") and ending on the third anniversary of the date thereof (the "Expiration Date"), subject to earlier termination pursuant to Article 3. In the event that the transactions contemplated by the Merger Agreement are not completed or are terminated pursuant to the terms thereof, this Agreement shall be null and void, and shall have no further force or effect. The term of employment as prescribed in this Section 1.1 is hereinafter called the "Employment Period". Subject to the powers, authorities and responsibilities vested in the Board of Directors (the "Board") of the Company and in duly constituted committees of the Board under the California Corporations Code and the Company's Articles of Incorporation and Bylaws, the Executive shall have the responsibilities assigned to him by, and shall report to, the President of the Company. The Executive shall also perform such other executive and administrative duties as the Executive may reasonably be expected to be capable of performing on behalf of the Company and its subsidiaries, as may from time to time be authorized or requested by the Board. The Executive agrees to be employed by the Company in all such capacities for the Employment Period, subject to all the covenants and conditions hereinafter set forth.

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        Section 1.2. Faithful Performance. During the Employment Period, the
Executive shall perform faithfully the duties assigned to him hereunder to the best of his abilities and devote substantially all of his business time and attention to the transaction of the business of the Company and its subsidiaries and not engage in any other business activities except with the approval of the Board; provided, however, that, without limiting the foregoing, but subject to
Article IV hereof, the Executive shall be permitted to continue to devote time and attention to the business of Portosan Company, a California limited liability company ("Portosan") to the extent applicable as of the Commencement Date. The Executive covenants, warrants and represents to the Company that he shall: (i) devote his best efforts to the fulfillment of his employment obligations; (ii) exercise the highest degree of loyalty and the highest ethical standards of conduct in the performance of his duties; and (iii) do nothing which the Executive knows or should know will harm, in any way, the business or reputation of the Company or any of its subsidiaries.

                                    ARTICLE 2
                                  Compensation

        Section 2.1. Basic Compensation. As compensation for his services hereunder, the Company shall pay to the Executive during the Employment Period an annual salary of $100,000 (the "Base Salary"), payable in installments in accordance with the Company's normal payment schedule for senior management of the Company and subject to payroll deductions as may be necessary or customary in respect of the Company's salaried employees. The Executive's annual salary in effect from time to time under this Section 2.1 is hereinafter called his "Basic Compensation". Such Basic Compensation shall be determined on a pro rata basis for any period described in Article 3 which is not equal to one year.

        Section 2.2. Discretionary Incentive Compensation. An additional discretionary bonus of up to 50% of Base Salary may be paid upon the achievement of certain targeted financial results and operational and strategic objectives (the "Discretionary Bonus"). Such targets and objectives shall be established in the Company's annual budget process, and any Discretionary Bonus payable hereunder shall be payable within 30 days after finalization of the Company's audited financial statements for the immediately preceding fiscal year, subject to final Board approval.

        Section 2.3. Stock Options; Shareholders Agreement. The Executive shall be eligible to receive options to acquire shares of common stock pursuant to the Mobile Storage Group 2000 Stock Option Plan (the "Plan"), based upon and subject to the discretion of the Board. Subject to the fiduciary duties of the Company's Board of Directors under applicable law as advised by counsel, the Board of Directors of the Company (or its Executive or Compensation Committee, if any) shall adopt a stock option letter agreement setting forth the terms of any options granted and the grant shall be subject to the execution by the Executive and the Company of such agreement. The Executive shall execute and agree to abide by the terms of the Company's Shareholders Agreement.

        Section 2.4. Other Employee Benefits. The Executive shall be entitled to participate in all employee benefit plans, including group health care and disability plans of the Company, to take up to six weeks of time off for vacation or illness and to receive all such fringe benefits



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(including 401(k) savings plan) as are from time to time made generally available to the senior management of the Company.

        Section 2.5. Expense Reimbursements. The Company shall reimburse the Executive for all proper expenses reasonably incurred by him in the performance of his duties hereunder in accordance with the policies and procedures established by the Board.

                                    ARTICLE 3
                            Termination of Employment

        Section 3.1.  Events of Termination.

        (a) In the event during the Employment Period there should occur any of the following (as determined by the Board): (i) the "Disability" (as hereinafter defined) of the Executive, (ii) "Cause" (as hereinafter defined) of the Executive or (iii) the breach by the Executive of Article 4, the Board may elect to terminate the rights and obligations of the parties hereunder by written notice to the Executive, except as otherwise provided in this Section 3.1. In the event the Board exercises its election to terminate the Executive pursuant to this Section 3.1, the Employment Period shall terminate effective with such notice, and the Executive shall be entitled to receive any accrued but unpaid amounts under Section 2.1 and any incurred but unreimbursed expenses under
Section 2.5, in each case through the effective date of such termination, less standard withholdings for tax and social security purposes. Except as set forth in Section 3.1(b) and as otherwise required under any applicable benefit plan or statute, the Executive shall not be entitled to receive any other amount under this Agreement.

        (b) In the case of termination of this Agreement pursuant to Section 3.1(a)(i) or in the case of Termination pursuant to Section 3.3 for "Good Reason", the Executive shall be entitled to: (A) participate in the insurance benefits described in Section 2.4 for a period of 18 months from the date of the termination of this Agreement (the "Termination Date"); provided, however, that the Executive's right to participate in insurance benefits shall terminate in the event the Executive obtains new employment and has the ability to obtain comparable insurance benefits through such new employment, (B) receive compensation equal to the Basic Compensation, as determined pursuant to Section 2.1, for a period of 18 months after the Termination Date and (C) receive the Discretionary Bonus, if any, as determined pursuant to Section 2.2, provided that the amount of such Discretionary Bonus shall be prorated to the Termination Date. In each case such amounts shall be payable in accordance with the Company's payroll procedures for senior management and as if the Executive's employment had continued for such period.

        Section 3.2. Death. In the event of the death of the Executive during the Employment Period, this Agreement shall be deemed immediately terminated and his Designated Successors shall be entitled to: (A) receive any accrued and unpaid compensation under Section 2.1, (B) receive reimbursement for any unreimbursed expenses under Section 2.5, (C) receive compensation equal to the Basic Compensation, as determined pursuant to Section 2.1, for a period of 12 months, or if less than 12 months remain until the Expiration Date, then until the Expiration Date and (D) receive the Discretionary Bonus, if any, as determined pursuant to Section 2.2, provided that the amount of such Discretionary Bonus shall be prorated to the date



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of termination, in each case less standard withholdings for tax and social security purposes. In each case, such amounts shall be payable in accordance with the Company's payroll procedures for senior management and as if the Executive's employment had continued for such period. In addition, family members of the Executive who were participating in any of the insurance benefits described in Section 2.4 on the date of the termination of this Agreement shall continue to participate in such insurance benefits for a period commencing as of the termination of this Agreement and ending on the earlier of (i) six months from the termination of this Agreement and (ii) the Expiration Date.

        Section 3.3. Voluntary Termination by Employee. If the Executive chooses to terminate his employment with the Company prior to the Expiration Date, the Executive shall provide written notice to such effect to the Company's Board, in which case the Employment Period shall terminate effective with such notice, and the Executive shall be entitled to receive any accrued but unpaid amounts under
Section 2.1 and any incurred but unreimbursed expenses under Section 2.5 less standard withholdings for tax and social security purposes, in each case through the effective date of such termination and, except as required under any applicable benefit plan or statute, the Executive shall not be entitled to receive any other amount under this Agreement. A termination by the Executive of his employment with the Company will be considered to be for "Good Reason" if it follows, within a reasonable period of time thereafter, (x) a material breach of the Company's obligations under this Agreement, or (y) the Board, excluding those directors who are officers or employees, or former officers or employees, of the Company or its subsidiaries, determines in its reasonable discretion that the Executive terminated such employment for "Good Reason" under the circumstances then prevailing.

        Section 3.4.  Definitions of Certain Terms.

        (a) "Cause" used in connection with the termination of employment of Executive shall mean a termination due to a finding by the Board in good faith that such Executive has (i) been engaged in an act or acts of dishonesty that resulted directly or indirectly in more than an aggregate of $5,000 in gain or personal enrichment to Executive at the expense of the Company; (ii) failed to substantially perform Executive's duties (as reasonably imposed by the Company) (other than failure resulting from Executive's Disability), persisting for a reasonable period following the delivery to Executive of written notice specifying the details of any alleged failure to perform; (iii) violated or failed to comply in any material respect with the Company's published rules, regulations or policies, as currently in effect or as may be adopted from time to time; (iv) breached this Agreement in any material respect; (v) been convicted of any felony offense or a misdemeanor offense involving fraud, theft or dishonesty at any time; or (vi) been incarcerated for more than 10 days during the term of this Agreement.

        (b) "Designated Successors" shall mean such person or persons or the executors, administrators or other legal representatives of such person or persons (and in such order of priority) as the Executive may have designated in a written instrument filed with the Secretary of the Company.

        (c) "Disability" shall mean the inability of Executive to substantially render to the Company the services required by the Company under this Agreement for more than 60 days out



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of any consecutive 120 day period because of mental or physical illness or incapacity, as determined in good faith by the Board. The date of such Disability shall be on the last day of such 60 day period. Disability shall also mean the development of any illness which is likely to result in either death or Disability, as determined in good faith by the Board.

                                    ARTICLE 4
                    Non-Competition; Confidential Information

        Section 4.1 Non-Competition.

        (a) From the date hereof until the termination of the Employment Period (subject to extension as set forth below, the "Non-Competition Period"), the
Executive:

                      (i) shall not engage, directly or indirectly, in any activities whether as employer, proprietor, partner, stockholder (other than the holder of less than 5% of the stock of a corporation, the securities of which are traded on a national securities exchange or in the over-the-counter market), director, officer, employee or otherwise, in competition within the United States, England and Canada with the Company or any of its affiliates;

                      (ii) shall not solicit, directly or indirectly, any person who is a customer or supplier of the Company, any of its affiliates or Windward for the purpose of acquiring, marketing, leasing or selling mobile or fixed storage containers (the "Company Business"); and

                      (iii) shall not induce or actively attempt to persuade any employee of the Company, any of its affiliates or Windward to terminate his employment relationship in order to enter into any competitive employment.

        (b) Except as required by law, the Executive shall not, at any time during the Non-Competition Period or thereafter, make use of any confidential information of the Company, Windward or any of their respective affiliates, nor divulge any trade secrets or proprietary or confidential information of the Company, Windward or any of their respective affiliates (including, without limitation, information relating to customers, suppliers, contracts, business plans and developments, discoveries, processes, products, systems, know-how, books and records), except to the extent that such information becomes a matter of public record (other than as a result of disclosure by the Executive), is published in a newspaper, magazine or other periodical available to the general public or as Windward may so authorize in writing. When the Executive shall cease to be employed by the Company, the Executive shall surrender to the Company or Windward all records and other documents obtained by him or entrusted to him during the course of his employment hereunder (together with all copies thereof) which pertain to the business of the Company or Windward or which were paid for by the Company other than the Executive's counterparts of this Agreement and employment-related documents referred to herein.

        (c) The parties acknowledge and agree that the current business arrangement whereby Executive's affiliate Portosan rents storage containers from the Company and later permits Portosan customers to re-rent such containers to third party customers, as and to the extent



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disclosed to the Windward Entities in the Company Disclosure Schedule to the
Merger Agreement (the "Portosan Transaction") is beneficial to the Company. As a result, the Portosan Transaction shall not be prohibited by the covenants contained in clauses (i) and (ii) of Section 4.1(a) above. Executive agrees that he will cause Portosan to refrain from engaging in any transaction similar to the Portosan Transaction with any entity other than the Company.

        (d) The covenants contained in clauses (i) and (ii) of Section 4.1(a) shall apply within all territories in which the Company is actively engaged in the conduct of business during the Non-Competition Period.

        (e) It is the desire and intent of the parties that the provisions of Sections 4.1(a) and 4.1(b) shall be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of Sections 4.1(a) or 4.1(b) shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, should any court determine that the provisions of Sections 4.1(a) or 4.1(b) shall be unenforceable with respect to scope, duration or geographic area, such court shall be empowered to substitute, to the extent enforceable, provisions similar hereto or other provisions so as to provide to the Company and Windward, to the fullest extent permitted by applicable law, the benefits intended by Sections 4.1(a) and 4.1(b).

        (f) The covenants contained in Section 4.1(b) shall survive the conclusion of the Executive's employment by the Company and/or his service as an officer of the Company.

        (g) If, at any time, the Executive sells or transfers any securities of the Company to the Company or to any then-current shareholder of the Company, a subsequent Non-Competition Period shall begin on the effective date of any such sale or transfer and expire on the fifth anniversary of such effective date; provided, however, that such subsequent Non-Competition Periods shall not extend beyond the tenth (10th) anniversary of the date hereof. Each and every provision of this Agreement applicable to the Executive and the Company during the original Non-Competition Period shall apply with equal force and effect to the Executive and the Company during such subsequent Non-Competition Period and any reference in this Agreement to the "Non-Competition Period" shall be deemed to include such subsequent Non-Competition Period.

        (h) In the event Executive violates any provision of this Agreement, the running of the time period of such provisions so violated shall be automatically suspended upon the date of such violation and shall resume on the date such violation ceases and all appeals, if any, are resolved.

        (i) The Executive acknowledges and agrees that the covenants, obligations and agreements of the Executive contained herein relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company and its successors irreparable injury for which adequate remedies are not available



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at law. In the event of a breach or threatened breach by Executive of any provision of this Agreement, the Company and its successors, without proving actual damages, shall be entitled to an injunction (without the requirement to post bond) restraining Executive from (a) soliciting or interfering with employees, consultants, independent contractors, customers or suppliers of the Company, its affiliates or their respective successors, (b) disclosing, in whole or in part, the private, secret and confidential information described herein, or from rendering any services to any person, firm, corporation, association or other entity to whom such information has been disclosed, or is threatened to be disclosed, (c) engaging, participating or otherwise being connected with any arrangement in competition with the Company's Business described in Section 4.1 or (d) otherwise violating the provisions of this Agreement. Nothing herein contained shall be construed as prohibiting the Company or its successors from pursuing any other remedies available to it or them for such breach or threatened breach, including without limitation the recovery of damages from Executive.

        (j) The Executive acknowledges and agrees that he has and will have a prominent role in the management, and the development of the goodwill, of the Company and its affiliates and has and will establish and develop relations and contacts with the principal customers and suppliers of the Company and its affiliates in the United States and the rest of the world, if any, all of which constitute valuable goodwill of, and could be used by the Executive to compete unfairly with, the Company and its affiliates and that (i) the Executive has obtained confidential and proprietary information and trade secrets concerning the business and operations of the Company and its affiliates in the United States and the rest of the world that could be used to compete unfairly with the Company and its affiliates, (ii) the covenants and restrictions contained herein are intended to protect the legitimate interests of the Company and its affiliates in their respective goodwill, trade secrets and other confidential and proprietary information, and (iii) the Executive desires to be bound by such covenants and restrictions.

        (k) The Executive represents that his economic means and circumstances are such that the provisions of this Agreement, including the restrictive covenants herein, will not prevent him from providing for himself and his family on a basis satisfactory to him and them.

        (l) If the Executive raises any question as to the enforceability of any part or terms of this Agreement, including, without limitation, the restrictive covenants contained herein, the Executive agrees that he will comply fully with this Agreement unless and until the entry of an award to the contrary.

                                    ARTICLE 5
                                  Miscellaneous

        Section 5.1. Notices. Any notice or request required or permitted to be given hereunder shall be sufficient if in writing and delivered personally or sent by registered or certified mail, return receipt requested, as follows: if to the Executive, to his address as set forth in the records of the Company, and if to the Company , to the Company's address hereinabove set forth, or to any other address designated by either party by notice similarly given. Such notice shall be deemed to have been given upon the personal delivery or such mailing thereof, as the case may be.



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        Section 5.2. Authority: No Conflict. The Executive represents and warrants to the Company that he has full right and authority to execute and deliver this Agreement and to comply with the terms and provisions hereof and that the execution and delivery of this Agreement and compliance with the terms and provisions hereof by the Executive will not conflict with or result in a breach of the terms, conditions or provisions of any agreement, restriction or obligation by which the Executive is bound.

        Section 5.3. Assignment and Succession. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its respective successors and assigns, and the Executive's rights and obligations hereunder shall inure to the benefit of and be binding upon his Designated Successors. The Executive may not assign any obligations or responsibilities he has under this Agreement.

        Section 5.4. Headings. The Article, Section, paragraph and subparagraph headings are for convenience of reference only and shall not define or limit the provisions hereof.

        Section 5.5. Tax Withholding. The Company may withhold from any amounts payable under this Agreement all Federal, state, city or other taxes as may be required pursuant to any law, regulation or ruling.

        Section 5.6. Applicable Law. This Agreement shall at all times be governed by and construed, interpreted and enforced in accordance with the internal laws (as opposed to conflict of laws provisions) of the State of California.

        Section 5.7. Waiver. No waiver of any right or remedy of either party hereto under this Agreement shall be effective unless in a writing, specifying such waiver, executed by such party. A waiver by either party hereto of any of its rights or remedies under this Agreement on any occasion shall not be a bar to the exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time.

        Section 5.8. Amendment or Modification. This Agreement may be amended, altered, or modified only by a writing, specifying such amendment, alteration or modification, executed by all of the parties.

        Section 5.9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

        Section 5.10. Entire Agreement. This Agreement constitutes the entire Agreement between the parties regarding the subject matter hereof, and supersedes all prior or contemporaneous negotiations, understandings or agreements of the parties, whether written or oral, with respect to such subject matter.



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        IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its respective duly authorized officer and the Executive has signed this Agreement as of the day and year first above written.



                                             EXECUTIVE


                                             /s/ JAMES S. ROBERTSON
                                             -----------------------------------
                                             James S. Robertson

                                             COMPANY


                                             By: /s/ RONALD F. VALENTA
                                                --------------------------------
                                                Name:  Ronald F. Valenta
                                                Title: President



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